SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ______)

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
⌧	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

The First of Long Island Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

February 7, 2025

Dear Shareholders:

The First of Long Island Corporation recently adopted a merger proposal with ConnectOne Bancorp. Our Board of Directors and senior leadership team believe this change will help us to better serve the future financial needs of our customers and communities. Our Board of Directors also believes this merger is in the best interest of shareholders and unanimously recommends you vote in favor of the following proposals.

•	To approve the Agreement and Plan of Merger;
•	To approve, on an advisory basis, certain compensation payable as a result of the merger; and
•	To approve one or more adjournments of the Special Meeting if necessary.

We need your vote to carry out this proposal.  For your convenience, a duplicate proxy/voting instruction card and return envelope are enclosed.

As the Special Shareholder meeting is Friday, February 14, 2025, the best options to register your vote before the meeting are as follows:

Call Laurel Hill Advisory Group at 888-742-1305 and vote by phone; or

Go online at www.proxyvote.com, enter your control number listed on your proxy/voting instruction card, and vote online.

Your vote is needed and valued, so please act today.

Sincerely,

Christopher Becker
President and CEO

275 Broad Hollow Road, Suite 200, Melville, NY 11747
516.671.4900 ▪  FNBLI.com ▪  Go First. Go Far.